INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Watts Industries, Inc.

We consent to the incorporation by reference in the following registration statements of Watts Industries, Inc. and any amendments thereto (1) No. 333-32685 on Form S-8, (2) No. 33-37926 on Form S-8, (3) No. 33-69422 on Form
S-8, (4) No. 33-64627 on Form S-8, (5) No. 33-30377 on Form S-8 of our report dated August 13, 1999, relating to the consolidated balance sheet of Watts Industries, Inc. and subsidiaries as of June 30, 1999 and 1998, the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, and the Valuation and Qualifying Account Schedule, which reports appear in the June 30, 1999 annual report on Form 10-K of Watts Industries, Inc.


Boston, Massachusetts
September 22, 1999